Exhibit 99.1

News Release | January 15, 2021 Wells Fargo Reports Fourth Quarter 2020 Net Income of $3.0 billion, or $0.64 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Dec 31, 2020	Dec 31, 2019
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$17,925	19,860
Noninterest expense	14,802	15,614
Provision for credit losses	(179)	644
Net income	2,992	2,873
Diluted earnings per common share	0.64	0.60

Selected Balance Sheet Data ($ in billions)
Average loans	$899.7	956.5
Average deposits	1,380.1	1,321.9
CET1[1]	11.6%	11.1

Performance Metrics
ROE[2]	6.4%	5.9
ROTCE[3]	7.7	7.1

Operating Segments and Other Highlights[4]
Consumer Banking and Lending
◦Average loans of $373.9 billion, down 2%
◦Average deposits of $763.2 billion, up 18%
Commercial Banking
◦Average loans of $190.9 billion, down 15%
◦Average deposits of $203.6 billion, up 6%
Corporate and Investment Banking
◦Average loans of $239.8 billion, down 4%
◦Average trading-related assets of $190.4 billion, down 19%
◦Average deposits of $205.8 billion, down 20%
Wealth and Investment Management
◦Total client assets of $2.0 trillion, up 6%
◦Average loans of $80.1 billion, up 5%
◦Average deposits of $169.9 billion, up 22%
Capital
◦The Company’s Board of Directors approved an increase in the Company’s authority to repurchase common stock by an additional 500 million shares, bringing the total authorized amount to 667 million common shares

Fourth quarter 2020 results included:
◦$(781) million, or ($0.14) per share, impact of restructuring charges
◦$757 million, or $0.14 per share, reserve release due to the announced sale of our student loan portfolio
◦$(321) million, or ($0.06) per share, impact of customer remediation accruals

Chief Executive Officer Charlie Scharf commented on the quarter, “Although our financial performance improved and we earned $3.0 billion in the fourth quarter, our results continued to be impacted by the unprecedented operating environment and the required work to put our substantial legacy issues behind us.”

“Our agenda is clear and we are making progress. We have prioritized and are moving forward on our risk and control buildout – the recently terminated BSA/AML consent order is just one of many, but it is an important step forward; we have a new management team in place; the disciplines we use to manage the company are completely different than one year ago; we have clarified our strategic priorities and are exiting certain non-strategic businesses; and we have identified and are implementing a series of actions to improve our financial performance,” Scharf added.

“With a more consistent broad-based recovery and as we continue to press forward with our agenda, we expect you will see that this franchise is capable of much more” Scharf concluded.

1 Represents the lower of our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach and under the Advanced Approach. See tables on pages 25-26 of the 4Q20 Quarterly Supplement for more information on CET1. CET1 is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income (loss) applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 23-24 of the 4Q20 Quarterly Supplement.
4 Comparisons in the bullet points are for fourth quarter 2020 versus fourth quarter 2019, unless otherwise specified.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2020, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Dec 31, 2020 % Change from		Year ended
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Earnings ($ in millions except per share amounts)
Net interest income	$9,275	9,368	11,200	(1)%	(17)	$39,835	47,231
Noninterest income	8,650	9,494	8,660	(9)	—	32,505	37,832
Total revenue	17,925	18,862	19,860	(5)	(10)	72,340	85,063
Net charge-offs	584	731	769	(20)	(24)	3,370	2,762
Increase (decrease) in the allowance for credit losses	(763)	38	(125)	NM	510	10,759	(75)
Provision for credit losses	(179)	769	644	NM	NM	14,129	2,687
Noninterest expense	14,802	15,229	15,614	(3)	(5)	57,630	58,178
Income tax expense (benefit)	108	645	678	(83)	(84)	(3,005)	4,157

Wells Fargo net income	$2,992	2,035	2,873	47	4	$3,301	19,549
Diluted earnings per common share	0.64	0.42	0.60	52	7	0.41	4.05

Balance Sheet Data (average) ($ in billions)
Loans	$899.7	931.7	956.5	(3)	(6)	$941.8	951.0
Deposits	1,380.1	1,399.0	1,321.9	(1)	4	1,376.0	1,286.3
Assets	1,926.9	1,947.7	1,941.8	(1)	(1)	1,943.5	1,913.4

Financial Ratios
Return on assets (ROA)	0.62%	0.42	0.59			0.17%	1.02
Return on equity (ROE)	6.4	4.2	5.9			1.0	10.2
Return on average tangible common equity (ROTCE) (a)	7.7	5.1	7.1			1.3	12.2
Efficiency ratio (b)	83	81	79			80	68
Net interest margin	2.13	2.13	2.53			2.27	2.73
NM – Not meaningful
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 23-24 of the 4Q20 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Fourth Quarter 2020 vs. Fourth Quarter 2019
◦Net interest income decreased 17%, primarily due to the impact of lower interest rates, which drove a repricing of the balance sheet, lower loan balances primarily due to weak demand and elevated prepayments, lower investment securities balances, and higher mortgage-backed securities premium amortization
◦Noninterest income was slightly down. Higher mortgage banking fees and gains in our affiliated venture capital and private equity partnerships were more than offset by the gain on the sale of our commercial real estate brokerage business in fourth quarter 2019, as well as lower deposit-related fees and net gains from trading activities
◦Noninterest expense decreased 5%, predominantly due to lower operating losses. Fourth quarter 2020 operating losses included $321 million of customer remediation accruals, while fourth quarter 2019 included $1.5 billion of litigation accruals. Additionally, travel expense and advertising expense declined as a result of the COVID-19 pandemic, while professional and outside services expense declined primarily due to efficiency initiatives. These decreases were partially offset by $781 million of restructuring charges
◦Provision for credit losses decreased $823 million, predominantly due to a $757 million reserve release due to the announced sale of our student loan portfolio, as well as lower net charge-offs

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Capital:
Total equity	$185.9	182.0	188.0
Common stockholders’ equity	164.8	161.1	166.7
Tangible common equity (a)	136.9	133.2	138.5
CET1 (b)	11.6%	11.4	11.1
Total loss absorbing capacity (TLAC) (c)	25.8	25.8	23.3

Liquidity:
LCR (d)	133	134	120
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 23-24 of the 4Q20 Quarterly Supplement.
(b)Represents the lower of our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach and under the Advanced Approach. See tables on pages 25-26 of the 4Q20 Quarterly Supplement for more information on CET1. CET1 is a preliminary estimate.
(c)TLAC is a preliminary estimate.
(d)Liquidity coverage ratio (LCR) is calculated as high-quality liquid assets divided by projected net cash outflows, as each is defined under the LCR rule. LCR is a preliminary estimate.
Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Provision for credit losses for loans	$(144)	751	644
Net loan charge-offs	584	683	769
As a % of average total loans (annualized)	0.26%	0.29	0.32

Total nonaccrual loans	$8,728	8,022	5,346
As a % of total loans	0.98%	0.87	0.56
Total nonperforming assets	$8,887	8,178	5,649
As a % of total loans	1.00%	0.89	0.59

Allowance for credit losses for loans	$19,713	20,471	10,456
As a % of total loans	2.22%	2.22	1.09
Fourth Quarter 2020 vs. Third Quarter 2020
◦Net loan charge-offs as a percentage of average loans was 0.26% (annualized) for both commercial and consumer loans. Both portfolios saw declines in losses and net charge-off rates. Commercial net loan charge-offs were impacted by a small number of credit exposures in the commercial real estate portfolio. Consumer losses decreased as the impacts of government stimulus programs and customer accommodations, including payment deferrals, continued to impact performance
◦Nonperforming assets increased 9%. Nonaccrual loans increased $706 million predominantly due to increases in the commercial real estate, residential mortgage, and lease financing portfolios, partially offset by a decrease in the commercial and industrial portfolio
◦Allowance for credit losses for loans decreased $758 million predominantly due to the announced sale of our student loan portfolio

Business Segment Performance
We reorganized our management reporting into four reportable operating segments: Consumer Banking and Lending; Commercial Banking; Corporate and Investment Banking; and Wealth and Investment Management. All other business activities that are not included in the reportable operating segments have been included in Corporate. We define our operating segments by type of product and customer segment, and their results are based on our management reporting process. The management reporting process measures the performance of the operating segments based on the Company’s management structure, and the results are regularly reviewed by our Chief Executive Officer and Operating Committee. Prior period operating segment results have been revised to reflect this reorganization. The reorganization did not impact the previously reported consolidated financial results of the Company.

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $5 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Dec 31, 2020 % Change from
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Earnings (in millions)
Consumer and Small Business Banking	$4,701	4,721	5,098	—%	(8)
Consumer Lending:
Home Lending	1,995	2,527	1,960	(21)	2
Credit Card	1,372	1,345	1,470	2	(7)
Auto	403	404	387	—	4
Personal Lending	142	149	167	(5)	(15)
Total revenue	8,613	9,146	9,082	(6)	(5)
Provision for credit losses	351	640	485	(45)	(28)
Noninterest expense	6,441	7,345	7,421	(12)	(13)

Net income	$1,364	871	632	57	116

Average balances (in billions)
Loans	$373.9	379.8	383.1	(2)	(2)
Deposits	763.2	756.5	646.1	1	18
Fourth Quarter 2020 vs. Fourth Quarter 2019
◦Revenue decreased 5%
▪Consumer and Small Business Banking was down 8% primarily due to the impact of lower interest rates and lower deposit-related fees on reduced transaction activity and higher fee waivers provided in response to the COVID-19 pandemic
▪Home Lending was up 2% as higher mortgage banking results were partially offset by lower net interest income, primarily driven by lower loan balances
▪Credit Card was down 7% driven by lower balances and lower fees due to reduced activity as a result of the COVID-19 pandemic
▪Auto was up 4% on higher net interest income, while Personal Lending was down 15% driven by lower loan balances
◦Noninterest expense decreased 13%, predominantly due to lower operating losses and marketing and advertising expense
◦Provision for credit losses decreased $134 million driven by lower net charge-offs across the consumer loan portfolios, which included the impacts of government stimulus programs and customer payment deferral activities

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Dec 31, 2020 % Change from
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Earnings (in millions)
Middle Market Banking	$1,149	1,196	1,545	(4)%	(26)
Asset-Based Lending and Leasing	1,029	976	1,085	5	(5)
Other	210	188	265	12	(21)
Total revenue	2,388	2,360	2,895	1	(18)
Provision for credit losses	69	339	30	(80)	130
Noninterest expense	1,690	1,762	1,812	(4)	(7)

Net income	$473	195	792	143	(40)

Average balances (in billions)
Loans	$190.9	201.9	225.5	(5)	(15)
Deposits	203.6	198.0	192.3	3	6
Fourth Quarter 2020 vs. Fourth Quarter 2019
◦Revenue decreased 18%
▪Middle Market Banking was down 26% primarily due to the impact of lower interest rates and lower loan balances due to reduced demand and line utilization driven by clients’ liquidity needs, as well as a soft economic environment
▪Asset-Based Lending and Leasing was down 5% driven by the impact of lower interest rates and lower loan balances on reduced loan demand and line utilization
◦Noninterest expense decreased 7% primarily driven by lower personnel expense as a result of efficiency initiatives, as well as lower professional and outside services expense

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Dec 31, 2020 % Change from
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Earnings (in millions)
Banking:
Lending	$424	422	451	—%	(6)
Treasury Management and Payments	384	395	527	(3)	(27)
Investment Banking	348	295	358	18	(3)
Total Banking	1,156	1,112	1,336	4	(13)
Commercial Real Estate	964	835	862	15	12
Markets:
Fixed Income, Currencies, and Commodities (FICC)	889	1,005	897	(12)	(1)
Equities	194	312	257	(38)	(25)
Credit Adjustment (CVA/DVA) and Other	(67)	62	14	NM	NM
Total Markets	1,016	1,379	1,168	(26)	(13)
Other	(30)	(39)	(37)	(23)	(19)
Total revenue	3,106	3,287	3,329	(6)	(7)
Provision for credit losses	186	(121)	77	NM	142
Noninterest expense	1,798	1,991	1,821	(10)	(1)

Net income	$841	1,062	1,073	(21)	(22)

Average balances (in billions)
Loans	$239.8	249.9	250.9	(4)	(4)
Deposits	205.8	226.1	258.8	(9)	(20)
NM – Not meaningful
Fourth Quarter 2020 vs. Fourth Quarter 2019
◦Revenue decreased 7%
▪Banking was down 13% primarily due to lower Treasury Management and Payments revenue, predominantly driven by the impact of lower interest rates and lower deposit balances, predominantly due to actions taken to manage under the asset cap
▪Commercial Real Estate was up 12% primarily driven by our low income housing business, which in fourth quarter 2019 included lower revenue due to the timing of expected tax benefit recognition
▪Markets was down 13% primarily due to lower Credit Adjustment revenue driven by wider credit spreads and lower Equities revenue primarily driven by lower equity derivatives trading and lower equity financing revenue
◦Provision for credit losses increased $109 million primarily driven by higher losses in the commercial real estate portfolio

Wealth and Investment Management provides personalized wealth management, investment and retirement products and services to clients across U.S.-based businesses including Wells Fargo Advisors, The Private Bank, Abbot Downing, and Wells Fargo Asset Management. We serve clients’ brokerage needs, and deliver financial planning, private banking, credit and fiduciary services to high-net worth and ultra-high-net worth individuals and families.
Selected Financial Information

	Quarter ended			Dec 31, 2020 % Change from
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Earnings (in millions)
Net interest income	$715	718	885	—%	(19)
Noninterest income	3,074	2,915	3,075	5	—
Total revenue	3,789	3,633	3,960	4	(4)
Provision for credit losses	(4)	(10)	(1)	(60)	300
Noninterest expense	3,056	3,009	3,673	2	(17)

Net income	$548	474	213	16	157

Average balances (in billions)
Loans	$80.1	79.0	76.4	1	5
Deposits	169.9	169.5	139.0	—	22
Fourth Quarter 2020 vs. Fourth Quarter 2019
◦Revenue decreased 4%, predominantly driven by lower net interest income as a result of lower interest rates. Noninterest income was flat as higher asset-based fees were offset by lower deferred compensation plan investment results (largely offset by lower deferred compensation plan expense)
▪In second quarter 2020, we entered into arrangements to transition our economic hedges of our deferred compensation plan liabilities from equity securities to derivative instruments. As a result of this transition, changes in the fair value of derivatives used to economically hedge the deferred compensation plan are reported in personnel expense along with deferred compensation plan expense and, therefore, revenue will no longer be impacted by changes in deferred compensation valuations
◦Noninterest expense decreased 17%, primarily due to lower operating losses and lower deferred compensation plan expense. Additionally, fourth quarter 2019 included $158 million of software impairment expense
◦Total client assets increased 6% to a record $2.0 trillion primarily driven by higher market valuations

Corporate includes corporate treasury and staff functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity partnerships. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company. In addition, Corporate includes results for previously divested businesses.
Selected Financial Information

	Quarter ended			Dec 31, 2020 % Change from
	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Earnings (in millions)
Net interest income	$(273)	(308)	349	(11)%	NM
Noninterest income	1,248	1,477	1,024	(16)	22
Total revenue	975	1,169	1,373	(17)	(29)
Provision for credit losses	(781)	(79)	53	889	NM
Noninterest expense	1,817	1,122	887	62	105

Net income (loss)	$(234)	(567)	163	(59)	NM
NM – Not meaningful
Fourth Quarter 2020 vs. Fourth Quarter 2019
◦Revenue decreased 29%
▪Net interest income was down primarily due to the impact of lower interest rates
▪Noninterest income increased 22% driven by higher net gains on equity and debt securities. This increase was partially offset by a $362 million gain on the sale of our commercial real estate brokerage business in fourth quarter 2019
◦Noninterest expense increased predominantly due to $781 million of restructuring charges
◦Provision for credit losses decreased $834 million predominantly due to the announced sale of our student loan portfolio
Conference Call
The Company will host a live conference call on Friday, January 15, at 7:00 a.m. PT (10:00 a.m. ET). You may listen to the call by dialing 866-872-5161 (U.S. and Canada) or 440-424-4922 (International). The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://engage.vevent.com/rt/wells_fargo_ao/index.jsp?seid=527.
A replay of the conference call will be available beginning at approximately 11:00 a.m. PT (2:00 p.m. ET) on Friday,
January 15 through Friday, January 29. Please dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter Conference ID: 6849835. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://engage.vevent.com/rt/wells_fargo_ao/index.jsp?seid=527.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage, asset and wealth management businesses;
•negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov5.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.

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About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets and proudly serves one in three U.S. households and more than 10% of all middle market companies in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth and Investment Management. Wells Fargo ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Peter Gilchrist, 704-715-3213
peter.gilchrist@wellsfargo.com

Ancel Martinez, 415-222-3858
ancel.martinez@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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